Exhibit 23.1
CONSENT OF INDEPENDENTACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-63880) of Monro Muffler Brake, Inc. of our report dated August 30, 2005 relating to the financial statements of Monro Muffler Brake, Inc. Profit Sharing Plan, which appears in the Form 11-K.
/s/ Davie Kaplan Chapman & Braverman, PC
Rochester, New York
September 27, 2005